AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          MSH ENTERTAINMENT CORPORATION


         Robert P. Maerz and Michael Welsh certify that:

         1. They are the Chief Executive Officer and Secretary, respectively, of MSH Entertainment Corporation, a Utah corporation.

         2. Pursuant to Section 16-l0a-1007 of the Utah Revised Business Corporation Act, the Articles of Incorporation of the corporation are hereby amended and restated in their entirety to read as follows:

                                    ARTICLE I
                                      NAME

         The name of the corporation is MSH Entertainment Corporation.

                                   ARTICLE II
                               PURPOSES AND POWERS

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Utah Revised Business Corporation Act and any amendments thereto.

                                   ARTICLE III
                                AUTHORIZED SHARES

         The Corporation is authorized to issue two classes of shares, designated as "Common Stock" and "Preferred Stock". The number of shares of Common Stock the corporation is authorized to issue is One Hundred Fifty Million (150,000,000), and the number of shares of Preferred Stock the corporation is authorized to issue is Twenty-Five Million (25,000,000). The classes, par value, designations, preferences, voting rights, dividends, convertibility, redeemability, and the right to participate in the proceeds of liquidation shall be determined by the Board of Directors of the Corporation from time to time, prior to the issuance of shares of Preferred Stock.

                                   ARTICLE IV
                         OFFICER AND DIRECTOR LIABILITY

         (a) Except as otherwise required by Utah law, the corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

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         (b) The personal liability of the directors and officers of the corporation to the corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

         (c) Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

         3. The foregoing amendment and restatement has been approved by the Board of Directors of the corporation.

         4. The foregoing amendment and restatement has been duly approved by the required vote of shareholders of the corporation in accordance with Section 16-lOa-1003 of the Utah Revised Business Corporation Act. The only outstanding capital stock of the corporation is Common Stock. The total number of shares of Common Stock outstanding is 44,728,290. The number of shares entitled to be cast on the amendment is 44,728,290, and the total number of shares voted in favor of the amendment and restatement is 23,294,516, which was sufficient for the approval of the amendment and restatement.

         We further declare under penalty of perjury under the laws of the State of Utah that the matters set forth in this Certificate are true and correct of our own knowledge.


Dated:   May 3, 1999

                                    /s/ Robert P. Maerz
                                    --------------------------------------------
                                        Robert P. Maerz, Chief Executive Officer


                                    /s/ Michael L. Welsh
                                    --------------------------------------------
                                        Michael Welsh, Secretary